(a)(49)

AMENDMENT NO. 39 TO TRUST INSTRUMENT OF

VOYA FUNDS TRUST

Abolition of a Class of Shares

Effective: May 8, 2017

THIS AMENDMENT NO. 39 TO THE TRUST INSTRUMENT OF VOYA FUNDS TRUST (“VFT”), a Delaware statutory trust, dated July 30, 1998, as amended, reflects resolutions adopted by the Board of Trustees of VFT on March 9, 2017, with respect to Voya GNMA Income Fund, Voya High Yield Bond Fund, and Voya Intermediate Bond Fund (together, the “Funds”), each a series of VFT, acting pursuant to the Trust Instrument, including Article II, Section 2.6 and Article XI, Section 11.8 of VFT’s Trust Instrument.  The resolutions serve to abolish a share class for the Funds.

VOYA FUNDS TRUST

SECRETARY’S CERTIFICATE

I, Huey P. Falgout, Jr., Secretary of Voya Funds Trust (“VFT”), do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of VFT at a meeting held on March 9, 2017 with regard to the abolition of Class B shares of VFT on behalf of Voya GNMA Income Fund, Voya High Yield Bond Fund, and Voya Intermediate Bond Fund:

RESOLVED, pursuant to Article II, Section 2.6 and Article XI, Section 11.8 of the Trust Instrument, dated July 30, 1998, as amended, of Voya Funds Trust (“VFT”) and effective as of a date to be determined in advance by the officers of VFT, each outstanding Class B share of each applicable series of VFT (each a “Fund”) will automatically convert to a number of full and/or fractional Class A shares of the same Fund with a net asset value equal to the net asset value of such Class B share as of the close of business on the conversion date, without the imposition of front-end or deferred sales charges;

FURTHER RESOLVED, that the officers of VFT be, and each hereby is, authorized to take any and all actions one or any of them determines to be necessary or appropriate in connection with such conversion of the Class B Shares of each applicable Fund, including without limitation amending VFT’s Registration Statement, as filed with the U.S. Securities and Exchange Commission, or filing such other documents as may be required by the State of Delaware or other state authorities, and amending and/or restating any contracts of VFT to remove any references to the Class B Shares for each applicable Fund; and

FURTHER RESOLVED, that the appropriate officers of VFT be, and each hereby is, authorized, with the advice of counsel, to take any and all such actions they determine, in their discretion, to be necessary or desirable to carry out the purpose of the foregoing resolutions, and to execute and deliver all such documents in the name of, and on behalf of VFT, as in their judgment shall be necessary to accomplish the purpose of the foregoing resolutions.

/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Secretary

Dated:	May 8, 2017